Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of BioNeutral Group, Inc. on Form  S-8, (File No. 333-184821) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated February 13, 2014 with respect to our audits of the consolidated financial statements  of BioNeutral Group, Inc. as of October 31, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K of BioNeutral Group, Inc.  for the year ended October 31, 2013.

/s/ Marcum llp
Marcum llp
New York, New York
February 13, 2014